Oak Shore
Corte Madera, California

Fourth Quarter 2023

Earnings Release and
Supplemental Schedules

Aimco
CREATING VALUE

Table of Contents

Page
3	Stockholder Letter
5	Earnings Release
10	Outlook
15	Consolidated Statements of Operations
16	Consolidated Balance Sheets
17	Schedule 1 – EBITDAre and Adjusted EBITDAre
18	Schedule 2 – Aimco Leverage and Maturities
19	Schedule 3 – Aimco Portfolio
20	Schedule 4 – Aimco Capital Additions
21	Schedule 5 – Aimco Development and Redevelopment Project Summaries
23	Schedule 6 – Stabilized Operating Properties
24	Schedule 7 – Acquisitions, Dispositions, and Leased Communities
25	Schedule 8 – Net Asset Value Components
26	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

2

February 22, 2024

Dear fellow and prospective stockholders,

I am pleased to report on our prior year results and provide you with our plans and goals for 2024.

While 2023 was a turbulent year on many fronts, the Aimco team delivered solid results and continued our efforts to increase stockholder value through effective investment management, prudent capital allocation, and continued simplification of the business.

Aimco’s portfolio of Stabilized Operating Properties produced $106 million of net operating income ("NOI") in 2023, an increase of 9.3% over 2022. Monthly revenue was up by nearly $200 per home and NOI margins expanded by 80 bps. During the fourth quarter, average daily occupancy increased to 97.5% and revenue per home was up 6.7% year-over-year.

In 2023, we invested $234 million, including $51 million of Aimco equity, into active development projects and another $19 million in planning across four markets and delivered over 350 new units. On average, rates for newly leased apartment homes exceeded our initial underwriting by more than $700 per month. Once fully stabilized, the projects underway during 2023 remain on pace to deliver an average yield on cost of approximately 7%.

Transaction activity was relatively muted during 2023 as capital and financial markets searched for solid footing. In our continued effort to simplify the business, and eliminate exposure to legacy investments, we sold a 20% stake in the Parkmerced mezzanine loan and monetized the associated interest rate swaption, resulting in proceeds of $91.5 million. In the fourth quarter, the purchaser of that position forfeited their option to acquire the remaining 80% which resulted in the subordination of their earlier investment. Also during the fourth quarter, we recognized a non-cash impairment to fully write off the remaining investment given the expiration of the buyer's purchase option, the loan's upcoming maturity date, and the financial position of the borrower. Aimco will continue to closely monitor the investment and engage with the borrower as we move closer to the loan’s initial maturity date in December 2024 which is concurrent with the maturity of the property's senior mortgage. In addition, during the fourth quarter we sold an entitled one-acre land parcel in Fort Lauderdale for $31 million ($16 million Aimco share), producing a levered IRR of more than 30% on the Aimco equity invested.

We view shares of Aimco common stock as an attractive investment opportunity given their pricing relative to the value of our assets and platform. As such, we allocated $45 million to the repurchase of 6.2 million shares during 2023, representing an average price per share of $7.33. Since the start of 2022, Aimco has repurchased 9.6 million shares at an average price of $7.29.

The Aimco balance sheet remains solid, with limited near-term maturities and our fixed rate property loans having an average duration of 7.2 years at favorable interest rates. During 2023 Aimco proactively retired $72 million of our highest cost debt. Since our late 2020 spin off of Apartment Income REIT Corp. ("AIRC") we have reduced total debt and leasehold liabilities by more than $525 million, increased our average time to maturity by 25%, and proactively managed the increase in our weighted average cost of debt, net of interest rate caps, to only 120 bps, during a period when the 10-year treasury rate increased by more than 400 bps.

I am grateful for our high-performing and dedicated team that has driven the growth of Aimco over these past several years. In 2023, we set an Aimco record with a team engagement score of 4.74 out of 5. In addition, we maintain a consistent focus on cost control, driving efficiency, and ‘right-sizing’ the organization to meet the needs of the business. In doing so we realized G&A savings of more than 17% compared with the prior year.

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As we turn to 2024, I am optimistic about what lies ahead. Independent of those factors beyond our control and yet unknown, including Fed policy, interest rates, and the strength of the US economy, Aimco is well positioned and remains intently focused on maximizing and unlocking shareholder value.

As we have consistently outlined, a key component of Aimco’s business plan includes making targeted opportunistic investments, creating value through accretive sourcing and structuring of acquisitions, asset management, land entitlement, and development and redevelopment, and then realizing the value created through strategic dispositions or recapitalizations.

Consistent with that philosophy, in November 2023, we announced plans to market for sale our 1001 Brickell Bay Drive office building and the adjacent Yacht Club apartment building located on Biscayne Bay in Miami, collectively also known as the "Brickell Assemblage", along with certain other assets. Plans for those sales are advancing with an expected broad marketing effort to be kicked off in the coming weeks and, if pricing and terms are acceptable, we expect to complete certain of these transactions by year end. We anticipate that these asset sales will further demonstrate the embedded value within our portfolio, lead to its further simplification and reward shareholders for their conviction in Aimco. The proceeds from the planned sales will be prudently allocated with a preference for returning capital to stockholders and retiring associated liabilities.

Aimco’s Stabilized Operating portfolio of 5,600 apartment homes, which are predominantly located in the Midwest and Northeast markets, are projected to realize revenue growth of 2.75%, at the mid-point of our guidance range for 2024. We expect expenses to be up 7.0% at the mid-point of our guidance range, primarily driven by elevated real estate taxes following favorable appeals in 2023. This results in projected full year NOI growth of between -0.75% to 2.75%.

While Development and Redevelopment remains a core competency and differentiator for Aimco, we expect to substantially reduce the amount of capital allocated to these activities in 2024 and beyond. This year our teams will deliver nearly 700 apartment homes and complete construction on all projects currently underway. We plan to continue investing in our pipeline and will commence vertical construction on a select number of pipeline projects over the next several years, provided the risk-adjusted returns are favorable and with the understanding that these investments will be funded with a greater percentage of third-party capital, such that Aimco's commitment is primarily limited to the dollars invested during the entitlement and planning process.

Finally, during the year ahead we will remain disciplined in the management of our balance sheet, continue to manage costs to most efficiently meet the needs of the business, and foster a culture of integrity, respect, and collaboration. Above all else, we remain committed to creating and unlocking value for Aimco stockholders.

Take care, and thank you for your interest in Aimco!

Wes Powell

President and Chief Executive Officer

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Aimco Reports Fourth Quarter Results, Establishes 2024 Guidance, and Provides Highlights on Recent and Planned Activities

Denver, Colorado, February 22, 2024 – Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today fourth quarter results for 2023, established 2024 guidance, and provided highlights on recent and planned activities.

Financial Results and Highlights

Fourth Quarter and Full Year 2023 Results

•
Net loss attributable to common stockholders per share, on a fully dilutive basis, was $(1.07) and $(1.16) for the quarter and year ended December 31, 2023, respectively, due primarily to a non-cash impairment charge related to the Parkmerced mezzanine investment. This compares to net loss per share of $(1.35) and net income per share of $0.49, for the same periods in 2022.
•
Fourth Quarter 2023 revenue, expenses, and NOI from Aimco’s Stabilized Operating Properties increased 6.8%, 5.6%, and 7.2%, respectively, year-over-year, with average monthly revenue per apartment home increasing by 6.7% to $2,343. Full year 2023 NOI from the same portfolio was $105.7 million, up 9.3% year-over-year.
•
During 2023, Aimco delivered 350 apartment homes at The Hamilton in Miami, Florida and Upton Place in Washington, D.C., opened the 106-key Benson Hotel and Faculty Club in Aurora, Colorado, and completed five luxury rental homes at Oak Shore in Corte Madera, California. At these projects Aimco signed leases at rates, on average, 17% above underwritten levels.
•
In 2023, Aimco monetized $122.7 million of assets including the sale of a development land parcel in Fort Lauderdale, Florida, the sale of a 20% stake of Aimco's Parkmerced mezzanine investment, and the associated swaption. In the fourth quarter of 2023, the purchaser of that position forfeited their option to acquire the remaining 80% of the Parkmerced mezzanine investment when they failed to make a required interest payment, resulting in the subordination of their earlier investment.
•
Aimco acquired 1.4 million shares of its common stock during the fourth quarter 2023 at an average cost of $6.75 per share. For the full year 2023, Aimco acquired 6.2 million shares at an average price of $7.33 per share.

2024 Outlook Highlights

•
Aimco expects revenue growth in 2024 to be driven primarily from leases transacted in 2023 and expenses to be elevated due to increases in real estate taxes, including favorable appeals received in 2023 for prior periods. Full year 2024 guidance for Stabilized Property Operations is as follows:

	Full Year 2024 Year-Over-Year Growth Rates
Stabilized Operating Properties	Guidance Range
	Low		High
Revenue, before utility reimbursements	1.75%	-	3.75%
Expenses, net of utility reimbursements	6.00%	-	8.00%
Net operating income (NOI)	-0.75%	-	2.75%
•
Aimco expects to invest $70 - $100 million to complete all development projects currently underway and potentially start one new project. Additionally, Aimco expects to invest $12 - $17 million to

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advance select projects in its pipeline. In total, between $12 and $22 million of incremental Aimco equity is expected to be allocated to development activities. By year end, the size of Aimco's portfolio of development projects under construction is forecast to be lower by more than 50% as compared to year end 2023.
•
Aimco plans to market for sale its Yacht Club Apartments and the adjacent 1001 Brickell Bay Drive office building, a 4.25-acre waterfront site in Miami also known as the "Brickell Assemblage" and certain other assets in 2024. While Aimco expects the sales to occur by the end of 2024, a transaction will occur only if pricing and terms are favorable. Aimco expects that the proceeds from any completed dispositions will be prudently allocated with a preference for returning capital to stockholders and retiring associated liabilities.

Operating Property Results

Aimco owns a diversified portfolio of operating apartment communities located in eight major U.S. markets with average rents in line with local market averages.

Aimco’s Stabilized Operating Properties produced solid results for the quarter ended December 31, 2023.

	Fourth Quarter					FULL YEAR
Stabilized Operating Properties	Year-over-Year			Sequential		Year-over-Year
($ in millions)	2023	2022	Variance	3Q 2023	Variance	2023	2022	Variance
Average Daily Occupancy	97.5%	97.4%	0.1%	95.2%	2.3%	96.7%	97.4%	(0.7)%
Revenue, before utility reimbursements	$38.4	$35.9	6.8%	$37.7	1.7%	$149.8	$138.1	8.4%
Expenses, net of utility reimbursements	10.6	10.1	5.6%	10.7	(1.1)%	44.1	41.4	6.4%
Net operating income (NOI)	27.7	25.9	7.2%	27.0	2.8%	105.7	96.7	9.3%

•
Revenue in the fourth quarter 2023 was $38.4 million, up 6.8% year-over-year, resulting from a 6.7% increase in average monthly revenue per apartment home to $2,343 and a 10-basis point increase in Average Daily Occupancy to 97.5%.
•
Given our fourth quarter focus on increasing average daily occupancy, up 230 bps over the prior quarter, effective rents on all leases during the fourth quarter were 0.6% lower, on average, than the previous lease and 59.2% of residents whose leases were expiring signed renewals. Effective rents on all transacted leases in 2023 were 7.3% higher, on average, than the previous lease.
•
The median annual household income of new residents was $115,000 in the fourth quarter 2023, representing a rent-to-income ratio of 20.8%, up 160 bps from the same period last year.
•
Expenses in the fourth quarter 2023 were up 5.6% year-over-year, primarily from higher insurance costs.
•
NOI in the fourth quarter 2023 was $27.7 million, up 7.2% year-over-year. Aimco's full year 2023 NOI was $105.7 million, up 9.3% year-over-year.
•
Year to date, as of February 20, 2024, effective rents on all transacted leases were 3.0% higher, on average, than the previous lease.

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Value Add, Opportunistic & Alternative Investments

Development and Redevelopment

Aimco generally seeks development and redevelopment opportunities where barriers to entry are high, target customers can be clearly defined, and Aimco has a comparative advantage over others in the market. Aimco’s value add and opportunistic investments may also target portfolio acquisitions, operational turnarounds, and re-entitlements.

As of December 31, 2023, Aimco had four active development and redevelopment projects located in three U.S. markets, in varying phases of construction and lease-up. These projects remain on track, as measured by construction budget and lease-up metrics. Additionally, Aimco has a pipeline of future value add opportunities totaling approximately 13 million gross square feet of development in Aimco's target markets of Southeast Florida, the Washington D.C. Metro, and Colorado's Front Range. During the fourth quarter, Aimco invested $54.5 million in development and redevelopment activities. Updates on active development and redevelopment projects include:

•
In Bethesda, Maryland, construction is progressing on plan at the first phase of Strathmore Square, which will contain 220 highly tailored apartment homes with initial delivery on track for the second half of 2024. This suburban infill project is located adjacent to the Grosvenor-Strathmore Metro station and the Strathmore Performing Arts Campus, and is 1.5 miles from The National Institutes of Health main campus. Funding for the project is fully secured with Aimco having already funded 100% of its equity commitment.
•
In Upper Northwest Washington D.C., construction at Upton Place is nearing completion and remains on schedule and on budget. As of February 20, 2024, Aimco has delivered 450 apartment homes, with the first residents at Upton Place having moved into their new homes during the fourth quarter of 2023. Seventy units are now leased or pre-leased with 28 homes occupied, at rates ahead of our initial projections. Additionally, 80% of the project's 105K square feet of retail space has been leased, and Aimco is in final lease negotiations with retailers on an incremental 7%.
•
In Corte Madera, California, construction is ongoing at Oak Shore where 16 luxury single-family rental homes and eight accessory dwelling units are being developed. Construction has been completed on five homes with two now occupied. As of February 20, 2024, Aimco had pre-leased another seven of the homes at rates ahead of our initial projections.
•
In Aurora, Colorado, The Benson Hotel and Faculty Club, a 106-key boutique hotel and event center with 18K square feet of event space, is complete and open to guests. In January 2024, average daily rate achieved by the hotel was up more than 12% from December 2023.
•
In the fourth quarter 2023, Aimco invested $3 million into programming, design, documentation, and entitlement efforts related to select pipeline projects located in Southeast Florida, the Washington D.C. Metro, and Colorado’s Front Range. Consistent with Aimco's capital allocation strategy, it may choose to monetize certain pipeline assets prior to vertical construction in an effort to maximize value add and risk-adjusted returns.

Alternative Investments

Aimco's alternative investments primarily originated prior to the spin-off of AIRC. Over time, we plan to significantly reduce capital allocated to these investments. Updates include:

•
In 2023, Aimco monetized $91.5 million of its Parkmerced mezzanine investments through the sale of a 20% interest in the loan, pre-paid interest, and the monetization of the associated interest rate swaption. The buyer of the partial interest in the loan received an option to purchase Aimco’s

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remaining 80%, however, the option expired when the buyer did not make its contractual payment in the fourth quarter 2023 required to maintain its purchase option.
•
In accordance with GAAP and because Aimco receives first priority and a higher annualized return than the buyer of the partial interest in the loan, Aimco was required to record the $33.5 million of cash received from the buyer as a balance sheet liability. No amount is due to repay the liability until after Aimco receives cash payments in a subsequent transaction or recapitalization that total $134 million (Aimco's 80% remaining ownership of the loan) plus its annualized return.
•
Additionally, considering various quantitative and qualitative factors including the buyer’s option expiration, the loan's maturity date, which is concurrent with the property's senior mortgage, and the financial condition of the borrower, Aimco recorded a $158.0 million non-cash impairment to fully write off the remaining investment.
•
Aimco continues to monitor the mezzanine investment and will seek to recover maximum value but expects to do so without a significant capital investment or allocation of resources.

Investment & Disposition Activity

Aimco is focused on prudently allocating capital and delivering strong investment returns. Consistent with Aimco's capital allocation philosophy, it monetizes the value within its assets when accretive uses of the proceeds are identified and invests when the risk-adjusted returns are superior to other uses of capital.

•
In the fourth quarter 2023, Aimco's joint venture in Fort Lauderdale, Florida monetized an additional portion of its investment by closing on the sale of the second of three land parcels along Broward Avenue. The 1.1-acre land parcel was sold for $31.2 million ($15.9 million at Aimco share), more than double the original purchase price per acre and resulting in a levered internal rate of return of more than 30%.

Balance Sheet and Financing Activity

Aimco is highly focused on maintaining a strong balance sheet, including ample liquidity at all times. As of December 31, 2023, Aimco had access to $289.3 million, including $122.6 million of cash on hand, $16.7 million of restricted cash, and the capacity to borrow up to $150.0 million on its revolving credit facility.

•
In 2023, Aimco retired $71.7 million of property loans that, upon retirement, had a weighted average cost of 11.2%, net of interest rate caps, and drew $162.9 million on construction loans with a weighted average effective rate of 7.8%, on December 31, 2023, net of interest rate caps.
•
In the fourth quarter 2023, Aimco exercised an option to extend the duration of its revolving credit facility for 12 months. Aimco will now retain the capacity to borrow up to $150.0 million through December 2024 and has one remaining 12-month extension option.

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Aimco’s net leverage as of December 31, 2023, was as follows:

	as of December 31, 2023
Aimco Share, $ in thousands	Amount	Weighted Avg. Maturity (Yrs.) [1]
Total non-recourse fixed rate debt	$776,503	7.2
Total non-recourse floating rate debt	89,843	1.8
Total non-recourse construction loan debt	283,694	1.8
Cash and restricted cash	(137,755)
Net Leverage	$1,012,285

[1] Weighted average maturities presented exclude contractual extension rights.

As of December 31, 2023, 100% of Aimco's total debt was either fixed rate or hedged with interest rate cap protection and, including contractual extensions, Aimco has only $8.5 million, or less than 1% of its total debt, maturing prior to May 2026.

Public Market Equity

Common Stock Repurchases

•
In the fourth quarter, Aimco repurchased 1.4 million shares of its common stock at a weighted average price of $6.75 per share. In 2023, Aimco repurchased 6.2 million shares of its common stock at a weighted average price of approximately $7.33 per share. As of December 31, 2023, Aimco had 21 million shares remaining under this authorization.
•
In the fourth quarter, approximately 57,000 units of the Aimco Operating Partnership's equity securities were redeemed in exchange for cash at a weighted average price per unit of $6.51. In 2023, approximately 149,000 units were redeemed in exchange for cash at a weighted average price per unit of $7.25.
•
Subsequent to year end, Aimco repurchased 0.2 million shares of its common stock at a weighted average price of $7.44 per share.

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2024 Outlook

	2023	2024
$ in millions (except per share amounts), Square Feet in millions Results and Forecast are full year unless otherwise noted	Results	Forecast
Net income (loss) per share – diluted [1]	$(1.16)	$(0.50) - $(0.40)

Operating Properties
Revenue Growth, before utility reimbursements	8.4%	1.75% - 3.75%
Operating Expense Growth, net of utility reimbursements	6.4%	6.00% - 8.00%
Net Operating Income Growth	9.3%	-0.75% - 2.75%
Recurring Capital Expenditures	$11	$11 - $13

Active Developments and Redevelopments
Total Direct Costs of Projects in Occupancy Stabilization at Year End [2]	$68	$648
Total Direct Costs of Projects Under Construction at Year End [2]	$580	$0 - $250
Direct Project Costs	$197	$70 - $100
Other Capitalized Costs	$37	$15 - $20
Construction Loan Draws [3]	$183	$85 - $90
JV Partner Equity Funding	$0.3	$0 - $25
AIV Equity Funding	$51	$0 - $5

Pipeline Projects
Pipeline Size Gross Square Feet at Year End [4]	13.3	9.5 - 13.3
Pipeline Size Multifamily Units at Year End [4]	5,972	4,358 - 5,972
Pipeline Size Commercial Sq Ft at Year End [4]	1.7	1.2 - 1.7
Planning Costs	$19	$12 - $17

Real Estate Transactions
Acquisitions	None	None
Dispositions [5]	$122.7	See Below

General and Administrative	$33	$33 - $35

Leverage
Interest Expense, net of capitalization [6]	$28	$52 - $57

[1] Net income (loss) per share - diluted does not include any gains associated with potential transactions in 2024.

[2] Includes land or leasehold value.

[3] Construction loan draws at Aimco Share in 2023 were $163 million.

[4] Includes pipeline projects as presented on Supplemental Schedule 5b, 2023.

[5] Dispositions in 2023 include the gross proceeds from the partial sale of the Parkmerced mezzanine investment and the monetization of the related swaption as well as the sale of the development land parcel in Fort Lauderdale, Florida.

[6] Includes GAAP interest expense, exclusive of the amortization of deferred financing costs, and reduced by interest rate option payments which are included in the Realized and unrealized gains (losses) on interest rate options line on Aimco's income statement.

Operating Properties

Aimco's Stabilized Operating Portfolio includes properties with rents, on average, in line with local market rents, generally considered class B apartment communities. These properties are primarily located in suburban residential areas of Boston and Chicago with other select assets in Manhattan and Southeast Florida, and single assets in Denver, Nashville, Atlanta, and San Francisco.

In the fourth quarter 2023, more than 80% of Aimco's Stabilized Operating NOI was earned by apartment communities located in markets that are expected to have below average new supply pressure in 2024. On

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average, the markets where Aimco has stabilized apartment communities are forecast to have deliveries of new apartment homes equal to 2.1% of existing supply.[1]

In 2024, Aimco forecasts revenues to grow between 1.75% and 3.75%, and operating expenses to increase between 6.00% and 8.00%, resulting in NOI growth between -0.75% and 2.75%.

2024 revenue growth is expected primarily from leasing transactions in 2023. Aimco expects expenses to be elevated in 2024 primarily from increases in real estate taxes in part due to favorable appeals in 2023 for prior periods.

[1] New apartment delivery forecast per Green Street, as of February 2024. Average stated as the NOI weighted average for 4Q 2023.

Active Developments and Redevelopments

Planned incremental direct capital investment in development and redevelopment projects during 2024 is expected to be between $70 - $100 million down from $197 million in 2023. Aimco's incremental equity investment in these activities is expected to be $0 - $5 million with the remainder funded through third party debt and equity, compared to $51 million of Aimco equity in 2023.

In 2024, Aimco plans to:

•
Complete the construction and continue to lease up Oak Shore with NOI stabilization projected to occur in 2025;
•
Complete construction and continue to lease up Upton Place with NOI stabilization projected to occur in 2026;
•
Complete construction and commence lease-up of Strathmore Square with NOI stabilization projected to occur in 2026; and
•
Begin construction activities on up to one new project, assuming market conditions, construction costs, and pricing and terms for third party financing are acceptable and with limited additional Aimco equity.

Pipeline Projects

Aimco's future pipeline is located in Southeast Florida, the Washington D.C. Metro Area, and Colorado's Front Range. The pipeline is comprised of land assemblages that provide the opportunity for phased multifamily and mixed-use development, real estate where the development opportunity is worth more than the capitalized value of the current income producing assets, and Aimco-controlled options that provide opportunity to access future development rights. Aimco's current pipeline offers the opportunity to construct approximately 13 million square feet over the next decade or so.

Aimco is advancing planning efforts prudently such that incremental time and cost add value independent of a decision to commence construction. During 2024, Aimco expects to invest between $12 and $17 million to advance planning and entitlement of certain of its future development pipeline projects and to start up to one project, provided the risk-adjusted returns are favorable and with the understanding that Aimco equity invested will primarily be limited to the equity currently embedded in the asset.

Real Estate Transactions

In the first quarter 2024, Aimco plans to fully market its Brickell Assemblage for sale and, while Aimco does not provide specific guidance related to future transactions, if pricing and terms are acceptable, Aimco expects to complete the transaction by year end. Aimco also plans to market certain other assets for sale and plans to

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provide updates on any transaction when outcomes are certain. Any proceeds generated from these transactions are expected to be prudently allocated to return capital to stockholders, reduce leverage, and/or accretive new investments.

General and Administrative

Aimco expects G&A expense, measured in accordance with GAAP, in 2024 to be $33 to $35 million, or an increase of 3% at the midpoint, roughly in line with inflation expectations, following a decrease of 17% in 2023.

Leverage

Aimco uses leverage to capitalize its real estate portfolio and construction activities so that Aimco preserves liquidity and so that Aimco equity is invested in diverse projects and markets, mitigating concentration risk. Aimco prefers non-recourse property-level financing with fixed, or rate-capped floating interest rates. In addition, Aimco has a secured revolving credit facility providing additional liquidity.

In 2024, before any potential dispositions, Aimco expects fixed rate and floating rate property loan balances to be in line with ending balances for 2023, with only a single loan maturing in 2024 with refunding requirements limited to $8.5 million, and Aimco does not anticipate needing to draw on its $150 million revolving credit facility. Aimco does plan to draw between $85 and $90 million on fully committed construction loans for planned costs related to development projects. In accordance with GAAP, interest expense, net of capitalization, is expected to increase in 2024 due to a $19.5 million reduction in capitalized interest as development projects are completed.

Commitment to Enhance Stockholder Value

The Aimco Board of Directors, in coordination with management, remains intently focused on maximizing and unlocking value for Aimco stockholders and continues to engage regularly with several leading advisory firms, including Morgan Stanley & Co. LLC.

Aimco’s announced plans to reduce exposure to development activity and monetize certain assets represent a commitment to simplify the portfolio and unlock embedded value when there are opportunities to do so. These efforts will further improve Aimco’s positioning in the market and provide increased flexibility as the Board of Directors continues its review and consideration of broader strategic actions to maximize stockholder value. In addition, in conjunction with our contemplated asset sales, we will prioritize return of capital to our stockholders as a key component of our capital allocation philosophy.

There can be no assurance that the ongoing review will result in any particular transaction or transactions or other strategic changes or outcomes and the timing of any such event is similarly uncertain. The Company does not intend to disclose or comment on developments related to the foregoing unless or until it determines that further disclosure is appropriate or required.

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Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About Aimco

Aimco is a diversified real estate company primarily focused on value add and opportunistic investments, targeting the U.S. multifamily sector. Aimco’s mission is to make real estate investments where outcomes are enhanced through our human capital so that substantial value is created for investors, teammates, and the communities in which we operate. Aimco is traded on the New York Stock Exchange as AIV. For more information about Aimco, please visit our website www.aimco.com.

Team and Culture

Aimco has a national presence with corporate headquarters in Denver, Colorado and Washington, D.C. Our investment platform is managed by experienced professionals based in three regions, where it will focus its new investment activity: Southeast Florida, the Washington D.C. Metro Area and Colorado's Front Range. By regionalizing this platform, Aimco can leverage the in-depth local market knowledge of each regional leader, creating a comparative advantage when sourcing, evaluating, and executing investment opportunities.

Above all else, Aimco is committed to a culture of integrity, respect, and collaboration.

Contact

Matt Foster, Sr. Director, Capital Markets and Investor Relations

Investor Relations 303-793-4661, investor@aimco.com

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Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations. Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. The forward-looking statements in this document include, without limitation, statements regarding our future plans and goals, including our pipeline investments and projects, our plans to eliminate certain near term debt maturities, our estimated value creation and potential, our timing, scheduling and budgeting, projections regarding revenue and expense growth, our plans to form joint ventures, our plans for new acquisitions or dispositions, our strategic partnerships and value added therefrom, the potential for adverse economic and geopolitical conditions, which negatively impact our operations, including on our ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, developments, and redevelopments; our ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to our development and redevelopment investments; expectations regarding sales of our apartment communities and the use of proceeds thereof; the availability and cost of corporate debt; and our ability to comply with debt covenants, including financial coverage ratios. We caution investors not to place undue reliance on any such forward-looking statements.

These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to: the risk that the 2024 plans and goals may not be completed, as expected, in a timely manner or at all; geopolitical events which may adversely affect the markets in which our securities trade, and other macro-economic conditions, including, among other things, rising interest rates and inflation, which heightens the impact of the other risks and factors described herein; real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing and effects of acquisitions, dispositions, developments and redevelopments; expectations regarding sales of apartment communities and the use of proceeds thereof; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; supply chain disruptions, particularly with respect to raw materials such as lumber, steel, and concrete; financing risks, including the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently owned by us.

In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and depends on our ability to meet the various requirements imposed by the Code through actual operating results, distribution levels and diversity of stock ownership.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent Quarterly Reports on Form 10-Q and other documents Aimco files from time to time with the SEC. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment and expectations as of this date, and Aimco undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Fourth Quarter 2023 Earnings Release and Supplemental Schedules | 14

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
REVENUES:
Rental and other property revenues	$49,352	$41,969	$186,995	$190,344

OPERATING EXPENSES:
Property operating expenses	19,065	15,422	73,712	71,792
Depreciation and amortization	17,728	15,548	68,834	158,967
General and administrative expenses [1]	8,379	10,416	32,865	39,673
Total operating expenses	45,171	41,386	175,411	270,432

Interest income [2]	2,709	2,016	9,731	4,052
Interest expense [3]	(10,085)	(7,977)	(37,718)	(73,842)
Mezzanine investment income (loss), net	(154,801)	(204,229)	(155,814)	(179,239)
Realized and unrealized gains (losses) on interest rate options	(2,161)	200	1,119	48,205
Realized and unrealized gains (losses) on equity investments	535	150	700	20,302
Gains on dispositions of real estate	6,106	5,860	7,984	175,863
Lease modification income	-	-	-	206,963
Income from unconsolidated real estate partnerships	261	120	875	579
Other income (expense), net	(2,040)	(9,134)	(8,532)	(13,373)
Income (loss) before income tax benefit	(155,296)	(212,412)	(170,071)	109,422
Income tax benefit (expense)	1,929	7,074	12,752	(17,264)
Net income (loss)	(153,367)	(205,339)	(157,319)	92,158
Net (income) loss attributable to redeemable noncontrolling interests in consolidated real estate partnerships	(3,465)	(3,383)	(13,924)	(8,829)
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	(2,931)	(3,087)	(3,991)	(3,672)
Net (income) loss attributable to common noncontrolling interests in Aimco Operating Partnership	8,263	10,718	9,038	(3,931)
Net income (loss) attributable to Aimco	$(151,500)	$(201,091)	$(166,196)	$75,726

Net income (loss) attributable to common stockholders per share – basic	$(1.07)	$(1.35)	$(1.16)	$0.50
Net income (loss) attributable to common stockholders per share – diluted	$(1.07)	$(1.35)	$(1.16)	$0.49

Weighted-average common shares outstanding – basic	141,203	148,755	143,618	149,395
Weighted-average common shares outstanding – diluted	141,203	148,755	143,618	150,834

[1] General and administrative expenses decreased in the three and twelve months ended December 31, 2023 from the same periods ending December 31, 2022, due primarily to a decrease in expenses for consulting services paid to AIR Communities; this service agreement concluded on December 31, 2022.

[2] Interest income increased in the twelve months ended December 31, 2023 from the same periods ending December 31, 2022, due primarily to increased interest earned on cash invested at higher rates in 2023.

[3] Interest expense decreased in the twelve months ended December 31, 2023 from the same periods ending December 31, 2022, due primarily to the prepayment of debt during 2022.

Fourth Quarter 2023 Earnings Release and Supplemental Schedules | 15

Consolidated Balance Sheets

(in thousands) (unaudited)

	December 31,	December 31,
	2023	2022
Assets
Buildings and improvements	$1,593,802	$1,322,381
Land	620,821	641,102
Total real estate	2,214,623	1,963,483
Accumulated depreciation	(580,802)	(530,722)
Net real estate	1,633,821	1,432,761
Cash and cash equivalents	122,601	206,460
Restricted cash	16,666	23,306
Mezzanine investments	—	158,558
Interest rate options	5,255	62,387
Unconsolidated real estate partnerships	23,125	15,789
Notes receivable	57,554	39,014
Right-of-use lease assets - finance leases	108,992	110,269
Other assets, net	121,461	132,679
Total assets	$2,089,475	$2,181,223

Liabilities and Equity
Non-recourse property debt, net	$846,298	$929,501
Construction loans, net	301,443	118,698
Total indebtedness	1,147,741	1,048,199
Deferred tax liabilities	110,284	119,615
Lease liabilities - finance leases	118,697	114,625
Mezzanine investment - participation sold	31,018	—
Accrued liabilities and other	90,125	106,600
Total liabilities	1,497,865	1,389,039

Redeemable noncontrolling interests in consolidated real estate partnerships	171,632	166,826

Equity:
Common Stock	1,406	1,466
Additional paid-in capital	464,538	496,482
Retained earnings	(116,292)	49,904
Total Aimco equity	349,652	547,852
Noncontrolling interests in consolidated real estate partnerships	51,265	48,294
Common noncontrolling interests in Aimco Operating Partnership	19,061	29,212
Total equity	419,978	625,358
Total liabilities and equity	$2,089,475	$2,181,223

Fourth Quarter 2023 Earnings Release and Supplemental Schedules | 16

Supplemental Schedule 1

EBITDAre and Adjusted EBITDAre

(in thousands) (unaudited)

	Three Months Ended December 31, 2023	Twelve Months Ended December 31, 2023
Net Income (loss)	$(153,367)	$(157,319)
Adjustments:
Interest expense	10,085	37,718
Income tax (benefit) expense	(1,929)	(12,752)
Gains on dispositions of real estate	(6,106)	(7,984)
Depreciation and amortization	17,728	68,834
Adjustment related to EBITDAre of unconsolidated partnerships	217	806
EBITDAre	$(133,372)	$(70,697)
Net (Income) loss attributable to redeemable noncontrolling Interests consolidated real estate partnerships	(3,465)	(13,924)
Net (Income) loss attributable to noncontrolling interests consolidated real estate partnerships	(2,931)	(3,991)
EBITDAre adjustments attributable to noncontrolling interests	(282)	(272)
Mezzanine investment (income) loss, net	154,801	155,814
Realized and unrealized (gains) losses on interest rate options	2,161	(1,119)
Adjusted EBITDAre	$16,912	$65,811

Fourth Quarter 2023 Earnings Release and Supplemental Schedules | 17

Supplemental Schedule 2

Aimco Leverage and Maturities

(dollars in thousands) (unaudited)

		Aimco Share of		Total	Weighted Average	Weighted Average Interest Rate
Debt	Consolidated	Unconsolidated Partnerships	Noncontrolling Interests	Aimco Share	Maturity (Years) [3]	Stated	Capped
Fixed rate loans payable	$772,073	$4,576	$(147)	$776,503	7.2	4.25%	4.25%
Floating rate loans payable	81,300	8,543	—	89,843	1.8	9.86%	8.00%
Construction loan debt [1]	309,170	—	(25,476)	283,694	1.8	9.51%	7.78%
Total non-recourse debt [2]	$1,162,543	$13,119	$(25,623)	$1,150,039	5.4	6.04%	5.45%

Revolving Credit Facility	—	—	—	—
Cash and restricted cash	(139,267)	—	1,512	(137,755)
Net Leverage	$1,023,277	$13,119	$(24,111)	$1,012,285

Aimco Share Non-Recourse Debt

					Average Rate on Maturing Debt
	Amortization	Maturities [3]	Total	Maturities as a Percent of Total	Stated	Capped
2024 1Q	$987	$—	$987	—%	—%	—%
2024 2Q	991	8,543	9,534	0.74%	12.75%	11.09%
2024 3Q	1,000	100,700	101,700	8.76%	8.66%	6.31%
2024 4Q	1,015	—	1,015	—	—	—
Total 2024	3,993	109,243	113,236	9.50%	8.98%	6.69%

2025 1Q	1,029	—	1,029	—	—	—
2025 2Q	1,027	117,557	118,584	10.22%	9.91%	8.06%
2025 3Q	1,036	—	1,036	—	—	—
2025 4Q	1,052	141,613	142,665	12.31%	10.13%	8.71%
Total 2025	4,144	259,170	263,314	22.54%	10.03%	8.42%

2026	2,822	75,519	78,341	6.57%	3.10%	3.10%
2027	2,122	—	2,122	—	—	—
2028	2,201	—	2,201	—	—	—
2029	2,284	179,646	181,930	15.62%	4.66%	4.66%
2030	2,370	—	2,370	—	—	—
2031	1,702	104,508	106,210	9.09%	3.20%	3.20%
2032	118	221,639	221,757	19.27%	4.62%	4.62%
2033	—	173,435	173,435	15.08%	4.60%	4.60%
Thereafter	—	5,123	5,123	0.45%	3.25%	3.25%

Total Aimco Share	$21,755	$1,128,283	$1,150,039

[1] Aimco’s construction loan debt consists primarily of non-recourse, floating rate loans.

[2] Consolidated total non-recourse debt excludes $14.8 million of deferred financing costs.

[3] Debt maturities are presented with the earliest maturity date and do not include contractual extension options. Including extensions, the weighted average maturity is 6.1 years and Aimco has only $8.5 million of loans, at Aimco share, maturing prior to May 2026.

Common Stock, Partnership Units, and Equivalents

(in thousands) (unaudited)

December 31, 2023
Class A Common Stock Outstanding	140,576
Participating unvested restricted stock	2,479
Potentially dilutive options, share equivalents, and non-participating unvested restricted stock	1,382
Total shares and potentially dilutive share equivalents	144,437
Common Partnership Units and equivalents outstanding	8,192
Total shares, units and potentially dilutive share equivalents	152,629

Fourth Quarter 2023 Earnings Release and Supplemental Schedules | 18

Supplemental Schedule 3

Aimco Portfolio

(square feet in thousands) (land in acres) (unaudited)

	Number of Properties	Number of Apartment Homes [3]	Office and Retail Sq Ft	Hotel Keys	Development Land [4]
Consolidated
Stabilized Operating Properties	21	5,600	27.1	-	-
Other Real Estate [1]	2	40	295.0	-	-
Development and Redevelopment - Owned	4	965	103.6	106	-
Development and Redevelopment - Land [2]	6	-	-	-	21.9
Development and Redevelopment - Leased	1	24	-	-	-
Total Consolidated	34	6,629	425.7	106	21.9
Unconsolidated	6	142	-	-	2.9
Total Portfolio	40	6,771	425.7	106	24.8

Total Consolidated (Aimco Share)		6,531	415.3	106	20.2
Total Unconsolidated (Aimco Share)		73	-	-	0.6
Total Portfolio (Aimco Share)		6,604	415.3	106	20.9

[1] Other Real Estate includes:

•
1001 Brickell Bay Drive, Aimco’s office building adjacent to Yacht Club Apartments in the Brickell neighborhood of Miami, Florida; and
•
St. George Villas, an income restricted property in South Carolina. The property was held in a venture of which Aimco had a partnership share. The majority of Aimco's partnership interest was sold in February 2024 and its remaining 1% is under contract for disposition by year end 2024.

[2] Development and Redevelopment – Land includes:

•
Flying Horse, developable land in Colorado Springs, Colorado;
•
Two land parcels in Miami, Florida where 26 units were razed in preparation for potential future developments adjacent to The Hamilton;
•
One land parcel along Broward Boulevard and the land in Flagler Village in Fort Lauderdale, Florida for potential future developments; and
•
One land parcel for multifamily development on the Anschutz Medical Campus in Aurora, Colorado.

[3] Number of apartment homes includes all current apartments and those authorized for development.

[4] Development land includes the number of acres of land held by Aimco for future development, land with projects in active development is not included in this presentation.

Fourth Quarter 2023 Earnings Release and Supplemental Schedules | 19

Supplemental Schedule 4

Aimco Capital Additions

(consolidated amounts in thousands) (unaudited)

	Three Months Ended	Twelve Months Ended
	December 31, 2023	December 31, 2023

Capital Replacements and Casualty	$2,072	$11,267
Property Upgrades	179	1,568
Tenant Improvements	322	856
Development and Redevelopment	54,485	274,853
Total Capital Additions [1]	$57,059	$288,543

[1] Fourth quarter 2023 total capital additions include $40 million of Direct Capital Investment ($37 million on active projects and $3 million on projects in planning) and certain other costs capitalized in accordance with GAAP.

Fourth Quarter 2023 Earnings Release and Supplemental Schedules | 20

Supplemental Schedule 5(a)

Aimco Active Development and Redevelopment Project Summaries

(dollars in millions) (unaudited)

						Estimated / Actual
	Location	Units	Units Leased or Pre-Leased	Commercial Sq Ft	Commercial Pre-Leased	Initial Occupancy [6]	Stabilized Occupancy [6]	NOI Stabilization [6]
The Benson Hotel and Faculty Club [1]	Aurora, CO	106	29%	—	—	2Q 2023	2Q 2025	4Q 2026
Upton Place [2]	Washington, D.C.	689	5%	105,053	80%	4Q 2023	4Q 2025	4Q 2026
Strathmore Square	Bethesda, MD	220	—	9,000	—	3Q 2024	4Q2025	4Q 2026
Oak Shore [3]	Corte Madera, CA	24	21%	—	—	4Q 2023	1Q 2025	4Q 2025

Total		1,039		114,053

			Direct Capital Investment
	Location	Land Cost/ Leasehold Value	Planned	To-Date	Remaining
The Benson Hotel and Faculty Club	Aurora, CO	$6.2	$62.1	$62.1	$-
Upton Place [2]	Washington, D.C.	92.8	245.0	226.4	18.6
Strathmore Square [4]	Bethesda, MD	24.9	164.0	114.3	49.7
Oak Shore	Corte Madera, CA	6.1	47.1	34.8	12.3

Total		$130.0	$518.2	$437.5	$80.7

Estimated Size of Portfolio in Active Development and Redevelopment [5]			$648.2
Estimated Stabilized NOI			$44.1

[1] Initial occupancy at The Benson Hotel and Faculty Club occurred in April 2023. Units leased represents the room nights booked as a percentage of potential room nights for the month of December 2023.

[2] At Aimco's 90% share, Direct Capital Investment for Upton Place is $221 million. The ground lease for Upton Place is presented at its initial GAAP value recorded at the formation of the joint venture. In addition to the 80% of commercial square footage that is preleased, Aimco is in final lease negotiations with retailers on another 7%.

[3] Initial occupancy at Oak Shore occurred in December 2023 and stabilized occupancy is now expected in the first quarter 2025.

[4] Planned Direct Capital Investment for Strathmore Square at Aimco's 95% share is approximately $156 million with an expected total of $31.5 million of Aimco equity now fully funded.

[5] Estimated size of portfolio in active development and redevelopment represents the property valuation for leasehold and the planned Direct Capital Investment.

[6] Occupancy timing and stabilization are estimates subject to change.

Fourth Quarter 2023 Earnings Release and Supplemental Schedules | 21

Supplemental Schedule 5(b)

Aimco Development and Redevelopment Pipeline Projects

(unaudited)

Aimco controls a robust pipeline with opportunity for significant value creation. Aimco expects to fund pipeline development projects with 50% to 60% loan-to-cost construction loans, Aimco equity of 10% to 15% of the total development cost, and the remaining costs funded with Co-GP and/or LP equity. In the aggregate, Aimco's equity currently embedded in these pipeline assets exceeds the Aimco equity required to fund construction of the pipeline in full. In addition, annual pipeline carry costs (exclusive of incremental investment) are fully covered by the cash flow from operating properties on the Brickell Assemblage. As previously announced, Aimco initiated plans to market for sale certain assets including the Brickell Assemblage and select land holdings. Aimco expects the sales to be completed by the end of 2024, pending favorable pricing and terms.

			Estimated / Currently Planned [1]
Property Location	Project Name/ Description	Acreage [2]	Gross Sq Ft	Multifamily Units	Leasable Commercial Sq Ft	Earliest Vertical Construction Start
Southeast Florida
556-640 NE 34th Street (Miami)	Hamilton House	1.10	560,000	114	6,500	3Q 2024
3333 Biscayne Boulevard (Miami)	3333 Biscayne [3]	2.80	1,760,000	650	176,000	2025
510-532 NE 34th Street (Miami)	One Edgewater	0.50	533,000	204	—	2025
300 Broward Boulevard (Fort Lauderdale)	300 Broward [3]	2.31	1,700,000	935	40,000	2025
901 N Federal Highway (Fort Lauderdale)	Flagler Village Phase I	5.70	1,830,000	690	230,000	2025
1001-1111 Brickell Bay Drive (Miami)	Brickell Assemblage	4.25	3,200,000	1,500	500,000	2027
NE 9th Street & NE 5th Avenue (Fort Lauderdale)	Flagler Village Phase II	1.70	400,000	300	—	2027
NE 9th Street & NE 5th Avenue (Fort Lauderdale)	Flagler Village Phase III	1.40	400,000	300	—	2028
Washington D.C. Metro Area
5300 Block of Tuckerman Lane (Bethesda)	Strathmore Square Phase II [3]	1.35	525,000	399	11,000	2025
Colorado's Front Range
E 23rd Avenue & N Scranton Street (Aurora)	Fitzsimons 4 [3]	1.77	415,000	285	—	4Q 2024
1765 Silversmith Road (Colorado Springs)	Flying Horse	7.45	300,000	95	—	2025
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 4	1.53	232,000	—	225,000	2025
E 22nd Avenue & N Scranton Street (Aurora)	Fitzsimons 2	2.29	390,000	275	—	2026
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 5	1.22	230,000	—	190,000	2026
E 23rd Avenue & Uvalda (Aurora)	Fitzsimons 3	1.11	400,000	225	—	2027
E 23rd Avenue & N Scranton Street (Aurora)	Bioscience 6	2.04	385,000	—	315,000	2028
Total Future Pipeline		38.52	13,260,000	5,972	1,693,500

[1] Project metrics are estimated and could deviate substantially from what is currently planned.

[2] Acreage for the Bioscience project is presented proportionate based on the buildable gross square feet.

[3] Owned in a joint venture structure.

Fourth Quarter 2023 Earnings Release and Supplemental Schedules | 22

Supplemental Schedule 6

Stabilized Operating Results

(amounts in thousands, except community, home and per home data) (unaudited)

4Q 2023 v. 4Q 2022			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements [1]			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	4Q 2023	4Q 2022	Growth	4Q 2023	4Q 2022	Growth	4Q 2023	4Q 2022	Growth	4Q 2023	4Q 2023	4Q 2022	4Q 2023	4Q 2022
Boston	5	2,719	$16,742	$15,518	7.9%	$4,347	$3,924	10.8%	$12,395	$11,594	6.9%	74.0%	97.2%	97.1%	$2,111	$1,958
Chicago	7	1,495	10,241	9,589	6.8%	2,644	2,768	(4.5%)	7,597	6,821	11.4%	74.2%	98.7%	98.0%	2,314	2,182
New York City	3	150	2,103	1,977	6.4%	1,004	953	5.4%	1,099	1,024	7.3%	52.3%	98.1%	99.1%	4,764	4,432
SE Florida	2	729	6,159	5,802	6.2%	1,774	1,545	14.8%	4,385	4,257	3.0%	71.2%	97.5%	97.5%	2,888	2,720
Other Markets [2]	4	507	3,118	3,046	2.4%	857	874	(1.9%)	2,261	2,172	4.1%	72.5%	94.9%	96.6%	2,160	2,072
Total	21	5,600	$38,363	$35,932	6.8%	$10,626	$10,064	5.6%	$27,737	$25,868	7.2%	72.3%	97.5%	97.4%	$2,343	$2,195

4Q 2023 v. 3Q 2023			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements [1]			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	4Q 2023	3Q 2023	Growth	4Q 2023	3Q 2023	Growth	4Q 2023	3Q 2023	Growth	4Q 2023	4Q 2023	3Q 2023	4Q 2023	3Q 2023
Boston	5	2,719	$16,742	$16,270	2.9%	$4,347	$4,611	(5.7%)	$12,395	$11,659	6.3%	74.0%	97.2%	94.8%	$2,111	$2,105
Chicago	7	1,495	10,241	10,082	1.6%	2,644	2,332	13.4%	7,597	7,750	(2.0%)	74.2%	98.7%	96.2%	2,314	2,336
New York City	3	150	2,103	2,016	4.3%	1,004	1,025	(2.0%)	1,099	991	10.9%	52.3%	98.1%	95.0%	4,764	4,716
SE Florida	2	729	6,159	6,308	(2.4%)	1,774	1,836	(3.4%)	4,385	4,472	(1.9%)	71.2%	97.5%	97.0%	2,888	2,974
Other Markets [2]	4	507	3,118	3,046	2.4%	857	941	(8.9%)	2,261	2,105	7.4%	72.5%	94.9%	92.2%	2,160	2,173
Total	21	5,600	$38,363	$37,722	1.7%	$10,626	$10,745	(1.1%)	$27,737	$26,977	2.8%	72.3%	97.5%	95.2%	$2,343	$2,358

4Q 2023 YTD v. 4Q 2022 YTD			Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements [1]			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	4Q 2023 YTD	4Q 2022 YTD	Growth	4Q 2023 YTD	4Q 2022 YTD	Growth	4Q 2023 YTD	4Q 2022 YTD	Growth	4Q 2023 YTD	4Q 2023 YTD	4Q 2022 YTD	4Q 2023 YTD	4Q 2022 YTD
Boston	5	2,719	$64,812	$59,618	8.7%	$17,766	$16,685	6.5%	$47,046	$42,933	9.6%	72.6%	96.3%	97.0%	$2,062	$1,884
Chicago	7	1,495	39,941	37,413	6.8%	11,367	11,761	(3.4%)	28,574	25,652	11.4%	71.5%	97.6%	97.7%	2,281	2,135
New York City	3	150	8,128	7,368	10.3%	3,884	3,563	9.0%	4,244	3,805	11.5%	52.2%	97.7%	98.7%	4,622	4,145
SE Florida	2	729	24,518	21,688	13.0%	7,271	5,875	23.8%	17,247	15,813	9.1%	70.3%	97.3%	97.9%	2,882	2,531
Other Markets [2]	4	507	12,369	12,050	2.6%	3,766	3,526	6.8%	8,603	8,524	0.9%	69.6%	94.9%	97.4%	2,143	2,033
Total	21	5,600	$149,768	$138,137	8.4%	$44,054	$41,410	6.4%	$105,714	$96,727	9.3%	70.6%	96.7%	97.4%	$2,305	$2,111

[1] Expenses, Net of Utility Reimbursements are elevated in Southeast Florida for the fourth quarter due primarily to higher insurance costs and for the full year due primarily to real estate taxes and insurance costs.

[2] Other Markets includes markets where Aimco owns a single Stabilized Operating Property: Denver, Colorado; Nashville, Tennessee; Atlanta, Georgia; and San Francisco, California.

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Supplemental Schedule 7

Acquisitions, Dispositions, and Leased Communities

(dollars in millions) (square feet in millions) (unaudited)

As of December 31, 2023

2023 Dispositions
Land Dispositions	Location	Closing Date	Sales Price	Property Debt	Net Sales Proceeds [3]
200 Broward [1]	Fort Lauderdale, FL	December	$31.2	$11.7	$19.5
Total Land Dispositions			$31.2	$11.7	$19.5

Alternative Investment Dispositions	Collateral Real Estate Location	Closing Date	Value Sold	Percent of Investment Sold
Parkmerced Mezzanine Investment [2]	San Francisco, CA	June	$33.5	20%
Total Alternative Investment Dispositions			$33.5

TOTAL Dispositions			$64.7

[1] 200 Broward is presented at 100%, Aimco had a 51% ownership interest in the land parcel prior to disposition.

[2] Represents proceeds for the partial sale of the Parkmerced mezzanine investment. Aimco also received $4 million of pre-paid interest on the remaining 80% of the investment. Separately, Aimco monetized its associated interest rate swaption for $54 million and invested the proceeds in a short-term treasury instrument as an ongoing hedge of the Parkmerced mezzanine loan investment. In total, Aimco monetized $91.5 million of its Parkmerced mezzanine investments.

[3] Net Sales Proceeds are after the repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.

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Supplemental Schedule 8

Net Asset Value Components

(dollars in millions) (unaudited)

Net Assets	4Q 2023
Annualized NOI for Stabilized Operating Properties [1]	$110.9
Annualized NOI for other consolidated real estate [1][2]	20.3
Annualized NOI for unconsolidated real estate at AIV share [1]	2.0
Projected Annual NOI for Active Developments Projects upon stabilization [1][3]	44.1
Land, Planning and Entitlement Investment at cost [4]	154.0
Parkmerced Mezzanine Investment, net [5]	-
IQHQ and Real Estate Tech Fund Investments [6]	65.1
Cash and cash equivalents	122.6
Restricted cash	16.7
Notes receivable	57.6
Fair value adjustment on fixed rate property debt & preferred equity	64.0

Net Liabilities
Non-recourse property debt, net [7]	$853.4
Construction loans, net [7]	309.2
Preferred equity interests	171.6
Investment remaining to complete active developments and redevelopments [3]	80.7
Amounts drawn on Aimco's revolving secured credit facility	-
Other liabilities, net	147.2

Common Stock, Partnership Units and Equivalents (in millions)
Total shares, units and dilutive share equivalents	152.6
Noncontrolling interests in real estate [8]

[1] Property NOI is presented at Aimco share and does not include property management fees of 3% of revenue.

[2] Other consolidated real estate includes 1001 Brickell Bay Drive, Aimco's class A office building located in the Brickell neighborhood of Miami, Florida, a 40-unit apartment community for which a majority of Aimco's partnership interest was sold in February 2024, and The Hamilton, a 276-unit recently completed redevelopment that reached stabilized occupancy in the third quarter 2023.

[3] See Supplemental Schedule 5 for additional details.

[4] Includes land purchased and held for future development or redevelopment. Not included in Aimco's land inventory is:

•
The value for any entitlements secured, or accretive planning investment, since acquisition. Aimco estimates this value to be at least $40 million; and
•
The Brickell Assemblage, which is currently improved with two operating assets included in the annualized NOI amounts above. Based on recent comparable sales, Aimco estimates the current value of the 4.25-acre waterfront assemblage to be $125 - $175 million higher than the value of the real estate based on a capitalization of current NOI calculation.

[5] Shown at book value. In the fourth quarter 2023, Aimco recorded a non-cash impairment for book purposes to fully write off the remaining Parkmerced mezzanine investment.

[6] Investment value for IQHQ is based on the 2022 recapitalization value and the Real Estate Tech Funds are based on 4Q 2023 GAAP fair value.

[7] Amounts presented exclude deferred financing costs.

[8] Amounts presented at 100% ownership exclusive of noncontrolling interests. Aimco estimates this value to be $40 - $50 million.

Fourth Quarter 2023 Earnings Release and Supplemental Schedules | 25

Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these Non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These Non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OPERATING PARTNERSHIP or AIMCO OP: AIMCO OP, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 92.4% of the legal interest in the common partnership units of the Aimco OP and 94.8% of the economic interest in the common partnership units of the Aimco OP.

AVERAGE REVENUE PER APARTMENT HOME: Represents Aimco average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

DIRECT CAPITAL INVESTMENT: Represents all items related to the planning, construction, and management of development and redevelopment projects paid to third party providers. Direct Capital Investment does not include real estate taxes, insurance, right of use lease payments, and certain costs capitalized in accordance with GAAP, such as financing costs and internal team time.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•
gains and losses on the dispositions of depreciated property;
•
impairment write-downs of depreciated property;
•
impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships;
•
income recognized due to the modification of leased assets; and
•
adjustments to reflect the Aimco share of EBITDAre of investments in unconsolidated entities.

Aimco believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of Aimco’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between Aimco and other companies. Aimco presents EBITDAre on Supplemental Schedule 1 of this release.

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ADJUSTED EBITDAre: Adjusted EBITDAre is defined by Aimco, and presented on Supplemental Schedule 1 of this release, as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•
net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests;
•
the amount of unrealized gains or losses recognized by Aimco on its interest rate options, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry; and
•
the amount of non-cash investment income or loss recognized by Aimco related to the mezzanine loan made by Aimco to a partnership owning Parkmerced Apartments.

MEZZANINE INVESTMENTS: Aimco’s Mezzanine Investments include a mezzanine loan inherited by Aimco from its predecessor. The loan was made to a partnership owning Parkmerced Apartments, located in southwest San Francisco, California, with an initial investment of $275 million. The contractual balance of the loan, including accrued and unpaid interest, at December 31, 2023 was $407.8 million, net of non-cash impairment charges recognized in the fourth quarter 2022 and 2023, the carrying value has been reduced to $0. In June 2023, Aimco closed on the sale of a 20%, non-controlling interest in the mezzanine loan for $33.5 million plus a $4 million payment to secure an option on the remaining portion which has since expired. Separately, Aimco monetized its associated interest rate swaption for $54 million.

NET ASSET VALUE: Net Asset Value is calculated as the market value of a company's assets less its liabilities and obligations. Aimco estimates the value of its portfolio using methods management believes to be appropriate based on the characteristics of the item being valued.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, generally consists of risk management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses.

OTHER LIABILITIES, NET: Other liabilities, net, as presented on Supplemental Schedule 8, Net Asset Value Components, generally consists of the land lease for Aimco's Upton Place development, accrued expenses, resident security deposits, accounts payable, and other general liabilities, net of interest rate options and other assets, excluding the fair value of Aimco's investments in IQHQ and real estate technology funds.

Other liabilities, net as of December 31, 2023, as presented in Supplemental Schedule 8, Net Asset Value Components, is calculated as follows (in millions):

Accrued Liabilities and Other (per Consolidated Balance Sheet)	$90.1
Lease liabilities - finance leases (per Consolidated Balance Sheet)	118.7
Other assets, net (per Consolidated Balance Sheet)	(121.5)
Interest Rate Options (per Consolidated Balance Sheet)	(5.3)
Total (per Consolidated Balance Sheet)	82.1

Reduction in assets (reported elsewhere on Schedule 8):
IQHQ and Real Estate Tech Funds	65.1

Other liabilities, net (per Schedule 8)	$147.2

PREFERRED EQUITY INTERESTS: Preferred equity interests includes the redeemable non-controlling interests, as presented on Aimco's Balance Sheet in accordance with GAAP, related to third party investment interests.

PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property

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management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.

Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its segments using Property NOI, which represents the NOI for the apartment communities that Aimco consolidates and excludes apartment communities that it does not consolidate. Property NOI is defined as rental and other property revenue less property operating expenses. In its evaluation of community results, Aimco excludes utility cost reimbursement from rental and other property revenues and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the revenues before utility reimbursements and GAAP property operating expenses to expenses, net of utility reimbursements as presented on Supplemental Schedule 6.

Segment NOI Reconciliation	Three Months Ended (in thousands)
	December 31, 2023		December 31, 2022
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$49,352	$19,065	$41,969	$15,422

Adjustment: Stabilized Operating utilities reimbursement	(1,721)	(1,721)	(1,581)	(1,581)

Adjustment: Other Real Estate	(3,807)	(1,489)	(3,595)	(1,305)

Adjustment: Non-stabilized and other amounts not allocated [2]	(5,461)	(5,229)	(861)	(2,472)

Total Stabilized Operating (per Schedule 6)	$38,363	$10,626	$35,932	$10,064

Segment NOI Reconciliation	Twelve Months Ended (in thousands)
	December 31, 2023		December 31, 2022
Total Real Estate Operations	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements [1]	Expenses, Net of Utility Reimbursements

Total (per consolidated statements of operations)	$186,995	$73,712	$190,344	$71,792

Adjustment: Utilities reimbursement	(6,265)	(6,265)	(5,905)	(5,905)

Adjustment: Other Real Estate	(14,482)	(5,726)	(15,116)	(4,993)

Adjustment: Non-stabilized and other amounts not allocated [2]	(16,480)	(17,667)	(31,186)	(19,484)

Total Stabilized Operating (per Schedule 6)	$149,768	$44,054	$138,137	$41,410

[1] Approximately two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 6. Aimco also excludes the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

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[2] Properties not included in the Stabilized Operating Portfolio and other amounts not allocated includes operating results of properties not presented in the Stabilized Operation Portfolio as presented on Supplemental Schedule 6 during the periods shown, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 6 presentation.

REAL ESTATE CLASSIFICATIONS: Aimco’s real estate portfolio is diversified by price point, geography, and opportunity. Aimco’s consolidated portfolio is classified into the following groups:

DEVELOPMENT and REDEVELOPMENT - OWNED: Includes apartment communities currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

DEVELOPMENT and REDEVELOPMENT - LAND: Includes land parcels being held for potential future construction of real estate.

DEVELOPMENT and REDEVELOPMENT - LEASED: Includes communities leased from a third party currently under construction or in pre-construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

STABILIZED OPERATING PROPERTIES: Apartment communities that (a) are owned and asset managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2022 and maintained it throughout the current and the comparable prior periods, and (c) are not expected to be sold within 12 months.

OTHER REAL ESTATE: Includes Aimco’s commercial office building and a 40-unit apartment community that Aimco's ownership includes a partnership share.

ASSETS HELD FOR SALE: Includes those assets, if any, that as of the last day of the quarter being reported, were under contract, with non-refundable deposits.

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